EXHIBIT 7C

For period ending 10/31/2012 file number 811-09253.

List the name of each series or portfolio and give a consecutive number to each series or portfolio starting with the number 1.
Use this same numerical designation for each series or portfolio in the series information block in the top right corner of the screens submitted in this filing and in all subsequent filings on this form. This information is required each time the form is filed.

For the funds over #99, interested parties could refer to the most recent shareholder report for financial information.

                                                                  Is this the
                                                                  last filing
Series                                                            for this
Number  Series Name                                               Series? (Y/N)

129     Wells Fargo Advantage Small Cap Value Fund                      N
134     Wells Fargo Advantage Intrinsic Small Cap Value Fund            N
135     Wells Fargo Advantage Small/Mid Cap Value Fund                  N
136     Wells Fargo Advantage International Equity Fund                 N
137     Wells Fargo Advantage Asia Pacific Fund                         N
162     Wells Fargo Advantage Special Small Cap Value Fund              N
164     Wells Fargo Advantage International Bond Fund                   N
171     Wells Fargo Advantage Traditional Small Cap Growth Fund         N
174     Wells Fargo Advantage Emerging Markets Equity Fund              N
175     Wells Fargo Advantage Global Opportunities Fund                 N
177     Wells Fargo Advantage Intrinsic World Equity Fund               N
184     Wells Fargo Advantage Emerging Markets Equity Income Fund       N
185     Wells Fargo Advantage Emerging Markets Local Bond Fund          N